Exhibit 10.3

SEASPINE HOLDINGS CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Amended and Restated Effective May 30, 2018

This SeaSpine Holdings Corporation (the “Company”) Non-Employee Director Compensation Program (this “Program”) for non-employee directors (the “Directors”) of the board of directors of the Company (the “Board”) shall be effective on the date set forth above (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan, as amended and/or restated from time to time (the “Plan”).

Cash Compensation

Directors will be entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Board Chair Annual Retainer:	$75,000
Non-Chair Director Annual Retainer:	$50,000
Chair of Audit Committee Additional Annual Retainer:	$15,000
Chair of Compensation Committee Additional Annual Retainer:	$15,000
Chair of Nominating and Corporate Governance Committee Additional Annual Retainer:	$15,000
Lead Independent Director Additional Annual Retainer:	$25,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Directors may be permitted to elect to receive Restricted Stock in lieu of the Director’s annual retainer (as determined in accordance with the table above) (any such award, a “Retainer Award”). In the event a Director timely elects to receive Restricted Stock in lieu of such Director’s annual retainer (as described below), the Restricted Stock shall be granted under the Plan, or any other applicable Company equity incentive plan then-maintained by the Company, on the date of the annual stockholder meeting of the Company (each, an “Annual Meeting”) that occurs in the year following such election; provided such Director is re-elected by stockholders at such Annual Meeting (if such Director is nominated for election at such Annual Meeting).

With respect to each Annual Meeting, such election must be made prior to the last day of the calendar year immediately preceding the calendar year in which such Annual Meeting occurs and will cover the annual retainer to which a Director otherwise would be entitled for the period between such Annual Meeting and the next Annual Meeting. In no event may a Director who is initially elected or appointed to serve on the Board after the Effective Date receive Restricted Stock in lieu of such Director’s annual retainer prior to the Annual Meeting that occurs in the calendar year following the calendar year in which such Director was initially elected or appointed.

The amount of Restricted Stock granted in lieu of a Director’s annual retainer will be determined by dividing the Director’s annual retainer with respect to the applicable year, by the Fair Market Value on the applicable grant date.

Exhibit 10.3

Equity Compensation

Initial Award:
Each Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted such amount of Restricted Stock under the Plan, or any other applicable Company equity incentive plan then-maintained by the Company, as is determined by dividing $100,000 or, with respect to the Board Chair, $150,000, by the Fair Market Value on the date on which such Director is initially elected or appointed to serve on the Board (the “Initial Award”), subject to the Director’s continued service through such date (if applicable). The Initial Award may be pro-rated to reflect any partial year of service, as determined by the Board in its sole discretion.

Each Initial Award is hereby granted on the date the Director is initially elected or appointed to serve on the Board.

Annual Award:
Each Director serving on the Board as of the date of each Annual Meeting shall be granted such amount of Restricted Stock under the Plan, or any other applicable Company equity incentive plan then-maintained by the Company, as is determined by dividing $100,000 or, with respect to the Board Chair, $150,000, by the Fair Market Value on the date of the applicable Annual Meeting (the “Annual Award”).

Each Annual Award is hereby granted on the date of the applicable Annual Meeting.

Miscellaneous

Each Retainer Award granted under this Program shall vest with respect to 25% of the Shares subject to the Award on the last day of each three-month period following the applicable grant date, subject to continued service. Each Initial Award and Annual Award granted under this Program shall vest with respect to 100% of the Shares subject to the Award on the one-year anniversary of the applicable grant date, subject to continued service; provided, however, that, if a director stands for re-election at an Annual Meeting but is not re-elected to the Board at such Annual Meeting, any outstanding Annual Award then held by such Director will vest in full on the date of such Annual Meeting.

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Awards are hereby subject in all respect to the terms of the Plan. The grant of any Award under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program, as amended, shall become effective upon the Effective Date. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Awards actually granted pursuant to the Program, whether prior to or after the Effective Date, which Awards shall continue to be governed by the terms and conditions of the Program in effect at the time such Awards were granted and each applicable Award Agreement.